CORRECTED CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION


To more accurately reflect the language of the resolution referred to in Article First, to indicate with greater specificity the effective time stated in Article Fourth and to correct other non-substantive typographical errors in the caption and in Articles First, Second and Fourth, all with respect to the Certificate of Amendment of Certificate of Incorporation filed on August 18, 1999, The Equitable Companies Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said Corporation, at a meeting duly held on February 18, 1999, adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and further resolving that said amendment be submitted to the annual meeting of shareholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that it is advisable to amend ARTICLE I of [the Corporation's] Restated Certificate of Incorporation to read in its entirety as follows:

                  "The name of the Corporation is AXA FINANCIAL, INC."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors the annual meeting of the shareholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting on May 19, 1999 the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Corrected Certificate of Amendment of the Restated Certificate of Incorporation shall become effective on September 3, 1999 at 4:30 P.M. (New York time).

         IN WITNESS WHEREOF, The Equitable Companies Incorporated has caused this certificate to be signed by Linda J. Galasso, its Assistant Secretary, this 31st day of August, 1999.


                                                     /s/ Linda J. Galasso
                                                     ---------------------------
                                                     By Linda J. Galasso
                                                     Assistant Secretary